[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                          INDEPENDENT AUDITORS' REPORT


The Administrator
Mohawk Carpet Corporation
    Retirement Savings Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan ("Plan") as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for plan benefits for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions as of or for the year ended December 31, 1996, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                        /s/ KPMG Peat Marwick LLP


March 28, 1997

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

              Statements of Net Assets Available for Plan Benefits

                           December 31, 1996 and 1995



                                                                        1996           1995
                                                                     -----------    -----------
        Assets:
            Investments (notes 3, 4, and 6):
              Common trust fund, at fair value                       $16,271,095     10,444,435
              Group annuity contracts, at contract value              32,122,563     32,406,424
              Mohawk Industries, Inc. common stock, at fair value      6,196,168      3,757,266
              Money market funds, at fair value                          258,980         97,182
              Loans to participants, at fair value                     2,442,484      1,891,412
                                                                     -----------    -----------
                                                                      57,291,290     48,596,719

            Cash                                                            --          599,997
            Accrued investment income                                      1,951          1,398
            Contributions receivable from employer                       162,282        176,314
            Contributions receivable from participants                   632,067        619,203
                                                                     -----------    -----------
                   Total assets                                       58,087,590     49,993,631

        Liabilities - accounts payable                                   202,690        150,293
                                                                     -----------    -----------

                   Net assets available for plan benefits            $57,884,900     49,843,338
                                                                     ===========    ===========


        See accompanying notes to financial statements.

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

         Statement of Changes in Net Assets Available for Plan Benefits

                          Year ended December 31, 1996

        Additions:
            Investment income:
              Interest and dividends                                        $ 2,180,276
              Net appreciation in fair value of investments:
                Common trust fund                                             2,446,528
                Mohawk Industries, Inc. common stock                          1,943,609
                                                                            -----------
                      Total investment income                                 6,570,413

            Contributions from employer                                       2,334,311
            Contributions from participants                                   6,647,547
                                                                            -----------
                      Total additions                                        15,552,271
                                                                            -----------

        Deductions:
            Participants' benefits                                            7,487,459
            Administrative expenses                                              23,250
                                                                            -----------
                      Total deductions                                        7,510,709
                                                                            -----------

                      Increase in net assets available for plan benefits      8,041,562

        Net assets available for plan benefits at beginning of year          49,843,338
                                                                            -----------

        Net assets available for plan benefits at end of year               $57,884,900
                                                                            ===========


        See accompanying notes to financial statements.

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements

                           December 31, 1996 and 1995


(1)    Summary of Significant Accounting Policies
       ------------------------------------------

       The accompanying financial statements of the Mohawk Carpet Corporation Retirement Savings Plan (Plan) have been prepared on the accrual basis of accounting and present the net assets available for plan benefits and changes in those net assets.

       Investments in common trust funds, common stock, money market funds, and loans to participants are stated at fair value based on quoted market prices or as determined by SunTrust Bank (Trustee).

       Investments in group annuity contracts are payable in one lump sum at maturity or on demand and are recorded at contract value, which approximates fair value. The contractual interest rates and crediting interest rates ranged from 5.21% to 8.71% at December 31, 1996 and 1995. The average yield on the group annuity contracts was 6.02% and 6.53% for the years ended December 31, 1996 and 1995, respectively.

       Realized and unrealized investment gains and losses are included in net appreciation (depreciation) in fair value of investments in the statement of changes in net assets available for plan benefits.

       Certain administrative expenses of the Plan are paid by Mohawk Carpet Corporation (Company), a wholly owned subsidiary of Mohawk Industries, Inc.

       Certain reclassifications were made to the 1995 amounts in order to conform to the 1996 classifications.

(2)    Description of the Plan
       -----------------------

       The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. As of January 1, 1995, participants in the Horizon Industries Employee Retirement Plan (Horizon Plan) became members of the Plan and $7,659,547 of assets were transferred from the Horizon Plan to the Plan.

       The Plan is a defined contribution plan and covers all employees of the Company. The Plan provides for retirement savings to qualified active participants through both participant and employer contributions and is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

                                                                     (Continued)

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


       An employee becomes a participant in the Plan on the first enrollment date (any January 1, April 1, July 1, or October 1) after completing one year of eligible service. Under the terms of the Plan, participants may contribute a maximum of 16% of their gross compensation, subject to certain limitations. Participants are permitted to allocate their contributions in multiples of 10% to the Equity Fund, Interest Rate Contract Fund, and Mohawk Stock Fund. The employer makes a 50% matching contribution up to the first 4% of each participant's gross compensation contributed to the Plan. The terms of the Plan also provide for discretionary employer profit sharing contributions to the Mohawk Stock Fund for plan participants employed on the last day of the plan year or terminated during the plan year on account of death, disability, or retirement. Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan, subject to the provisions of ERISA.

       Each participant's account is credited with their contribution for the period as well as the employer's matching contribution and an allocation of any employer profit sharing contribution. Investment income, realized gains, employer profit sharing contributions, and the change in unrealized appreciation or depreciation on plan investments are credited to participants' accounts monthly based on the proportion of each participant's account balance to the total account balance within each investment fund at the beginning of the month.

       Participants are 100% vested in their accounts.

       Amounts due to participants who have withdrawn from the Plan but have not been paid at December 31, 1996 and 1995 totaled $1,032,134 and $2,020,535, respectively.

       Under the terms of the Plan, participants may make hardship withdrawals from their accounts upon furnishing proof of hardship as specified in the Plan agreement. Participants may also borrow up to 90% of the value of their accounts subject to limitations provided by the Plan. Loans must be paid back to the Plan generally within four years of the loan date.

       Upon termination of employment, the participant's account shall be distributed in a lump-sum cash payment as soon as administratively practicable, unless the participant elects otherwise. A participant may elect to receive his distribution in approximate equal installments over a period designated by the participant, not to exceed the lesser of 15 years or the life expectancy of the last survivor of the participant and his beneficiary.

(3)    Transactions with Parties-In-Interest
       -------------------------------------

       At December 31, 1996 and 1995, the Plan held investments in trust funds and money market accounts sponsored by the trustee with current values of $16,530,075 and $10,541,617, respectively. The Plan also held investments in 281,644 and 240,465 shares of Mohawk Industries, Inc. common stock at December 31, 1996 and 1995, respectively.

                                                                     (Continued)
                                      -5-

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


(4)    Investments
       -----------
       The following table shows the components of investments:

                                                                      1996           1995
                                                                   -----------    ----------
        Common trust fund:
           SunTrust Corporate Equity Fund                          $16,271,095    10,444,435

        Group annuity contracts:
           Commonwealth Life Guaranteed Investment Contract          3,155,840     7,427,263
           Principal Mutual Life Guaranteed Investment Contract      4,037,196     4,309,242
           Sun Life Guaranteed Investment Contract                   3,455,584     3,718,671
           Northwestern National Life Guaranteed
              Investment Contract                                    1,475,629     1,555,320
           Confederation Life Guaranteed Investment Contract         2,386,373     2,386,373
           CNA Insurance Guaranteed Investment Contact               4,852,712          --
           New York Life Guaranteed Investment Contract              6,756,126     7,239,025
           Met Life Group Annuity Contract                           2,769,323     2,279,917
           Prudential Insurance Group Annuity Contract               3,233,780     3,490,613
                                                                   -----------    ----------
                 Total group annuity contracts                      32,122,563    32,406,424
                                                                   -----------    ----------

        Mohawk Industries, Inc. common stock                         6,196,168     3,757,266
        Money market funds - Trustee                                   258,980        97,182
        Loans to participants                                        2,442,484     1,891,412
                                                                   -----------    ----------

                 Total investments                                 $57,291,290    48,596,719
                                                                   ===========    ==========

                                                                     (Continued)

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


The Plan permits participants to contribute to three types of investment funds. The net assets available for plan benefits and the changes in net assets available for plan benefits at December 31, 1996 and for the year then ended by investment fund are as follows:

           Statement of Net Assets Available for Plan Benefits by Fund


                                                                              Participant directed
                                                            ---------------------------------------------------------
                                                            Interest rate
                                                               contract         Equity       Participant     Mohawk
                                                                 fund            fund           loans      stock fund     Total
                                                            -------------     ----------     -----------   ----------  ----------

       Assets:
          Investments:
             Common trust fund                                        -       16,271,095             -             -   16,271,095
             Group annuity contracts                          32,122,563              -              -             -   32,122,563
             Mohawk Industries, Inc. common stock                     -               -              -      6,196,168   6,196,168
             Money market funds                                       -          258,980             -             -      258,980
             Loans to participants                                    -               -       2,442,484            -    2,442,484
                                                              ----------      ----------      ---------     ---------  ----------
                                                              32,122,563      16,530,075      2,442,484     6,196,168  57,291,290

          Accrued investment income                                  445           1,312             -            194       1,951
          Contributions receivable from employer                  98,620          45,283             -         18,379     162,282
          Contributions receivable from participants             297,960         281,341             -         52,766     632,067
                                                              ----------      ----------      ---------     ---------  ----------
                   Total assets                               32,519,588      16,858,011      2,442,484     6,267,507  58,087,590

       Liabilities - accounts payable                            140,000          50,089             -         12,601     202,690
                                                              ----------      ----------      ---------     ---------  ----------

                   Net assets available for plan benefits     32,379,588      16,807,922      2,442,484     6,254,906  57,884,900
                                                              ==========      ==========      =========     =========  ==========


                                                                     (Continued)

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


     Statement of Changes in Net Assets Available for Plan Benefits by Fund



                                                                              Participant directed
                                                               ---------------------------------------------------
                                                               Interest rate
                                                                  contract      Equity    Participant    Mohawk
                                                                    fund         fund        loans      stock fund     Total
                                                               -------------   ---------- -----------   ----------  ----------
       Additions:
           Investment income:
              Interest and dividends                            $  1,967,060        8,837     200,692       3,687     2,180,276
              Net appreciation in fair value of investments:
                Common trust fund                                       --      2,446,528        --          --       2,446,528
                Mohawk Industries, Inc. common stock                    --           --          --     1,943,609     1,943,609
           Contributions from employer                             1,440,721      612,493        --       281,097     2,334,311
           Contributions from participants                         3,704,660    2,036,554        --       906,333     6,647,547
                                                                ------------   ----------   ---------   ---------    ----------
                    Total additions                                7,112,441    5,104,412     200,692   3,134,726    15,552,271
                                                                ------------   ----------   ---------   ---------    ----------

        Deductions:
           Participants' benefits                                  5,439,624    1,404,616     225,034     418,185     7,487,459
           Administrative expenses                                    23,250         --          --          --          23,250
                                                                ------------   ----------   ---------   ---------    ----------
                    Total deductions                               5,462,874    1,404,616     225,034     418,185     7,510,709
                                                                ------------   ----------   ---------   ---------    ----------

        Fund transfers                                            (2,155,669)   2,439,773     575,414    (859,518)         --
                                                                ------------   ----------   ---------   ---------    ----------
                    (Decrease) increase in net assets
                       available for plan benefits                  (506,102)   6,139,569     551,072   1,857,023     8,041,562

        Net assets available for plan benefits at
           beginning of year                                      32,885,690   10,668,353   1,891,412   4,397,883    49,843,338
                                                                ------------   ----------   ---------   ---------    ----------

        Net assets available for plan benefits at
           end of year                                          $ 32,379,588   16,807,922   2,442,484   6,254,906    57,884,900
                                                                ============   ==========   =========   =========    ==========

                                                                     (Continued)

(Continued)

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


The Plan permits participants to contribute to three types of investment funds. The net assets available for plan benefits and the changes in net assets available for plan benefits at December 31, 1995 by investment fund are as follows:

           Statement of Net Assets Available for Plan Benefits by Fund


                                                                                Participant directed
                                                              ----------------------------------------------------
                                                              Interest rate
                                                                 contract      Equity     Participant     Mohawk
                                                                  fund          fund         loans      stock fund      Total
                                                              ------------    ----------    ---------    ---------    ----------
       Assets:
          Investments:
             Common trust fund                                          -     10,444,435           -            -     10,444,435
             Group annuity contracts                            32,406,424            -            -            -     32,406,424
             Mohawk Industries, Inc. common stock                       -             -            -     3,757,266     3,757,266
             Money market funds                                     26,182        48,964           -        22,036        97,182
             Loans to participants                                      -             -     1,891,412           -      1,891,412
                                                               -----------    ----------    ---------    ---------    ----------
                                                                32,432,606    10,493,399    1,891,412    3,779,302    48,596,719

          Cash             -                                            -             -       599,997      599,997
          Accrued investment income                                    505           451           -           442         1,398
          Contributions receivable from employer                   116,357        37,808           -        22,149       176,314
          Contributions receivable from participants               390,407       211,228           -        17,568       619,203
                                                               -----------    ----------    ---------    ---------    ----------
                   Total assets                                 32,939,875    10,742,886    1,891,412    4,419,458    49,993,631

       Liabilities - excess participant contributions payable       54,185        74,533           -        21,575       150,293
                                                               -----------    ----------    ---------    ---------    ----------

                   Net assets available for plan benefits       32,885,690    10,668,353    1,891,412    4,397,883    49,843,338
                                                                ==========    ==========    =========    =========    ==========


                                                                     (Continued)

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements


(5)    Income Tax Status
       -----------------

       The Internal Revenue Service made a favorable ruling on the application for determination of qualification submitted by the Company in May 1992. The administrative committee of the Plan is not aware of any course of action or series of events that might adversely affect the Plan's qualification under Section 401(a) of the Internal Revenue Code, and under which the Plan would be subject to tax under present income tax law.

(6)    Contingencies
       -------------

       In August 1994, a major Canadian life insurer, Confederation Life Insurance Company, was liquidated. Confederation Life's U.S. subsidiary, Marietta, Georgia-based Confederation Life Insurance and Annuity Company (Confederation), was subsequently seized by the State of Georgia on August 12, 1994 and is currently being managed by several receivers. As of December 31, 1996, the Plan held a guaranteed investment contract with Confederation in the amount of $2,386,373. The Trustee currently believes that the Plan will realize this asset but may receive lower interest payments than the stated contract interest payments.

                                                                      Schedule 1
                                                                      ----------

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

          Item 27a - Schedule of Assets Held for Investment Purposes

                               December 31, 1996

                                                                                                   Current
      Identity of issuer                    Description of investment             Cost              value
      ------------------                    -------------------------           -----------       ----------
Common trust funds:
    SunTrust Corporate Equity
      Fund*                             107,789 common trust fund units         $11,093,165       16,271,095

Group annuity contracts:
    Commonwealth Life                   Guaranteed Investment Contract,           3,155,840        3,155,840
                                        due March 31, 1998 at 5.21%

    Principal Mutual Life               Guaranteed Investment Contract,           4,037,196        4,037,196
                                        due March 31, 1997 at 7.57%

    Sun Life                            Guaranteed Investment Contract,           3,455,584        3,455,584
                                        due March 31, 1998 at 6.20%

    Northwestern National Life          Guaranteed Investment Contract,           1,475,629        1,475,629
                                        due April 1, 1997 at 8.71%

    Confederation Life                  Guaranteed Investment Contract,           2,386,373        2,386,373
                                        due April 1, 1996 at 8.51%

    CNA Insurance                       Guaranteed Investment Contract,           4,852,712        4,852,712
                                        due April 1, 1997 at 6.43%

    New York Life                       Guaranteed Investment Contract,           6,756,126        6,756,126
                                        due April 1, 2000 at 7.35%

    Met Life                            Group Annuity Contract,                   2,769,323        2,769,323
                                        due April 1, 1999 at 7.06%

    Prudential Insurance                Group Annuity Contract, due               3,233,780        3,233,780
                                        March 31, 1997 at rates from
                                        6.0% to 7.5%
Mohawk Industries, Inc.
    common stock*                       281,644 shares of common stock            4,163,352        6,196,168

Money market funds - Trustee*           Money Market Fund                           258,980          258,980

Loans to participants                   (1)                                       2,442,484        2,442,484
                                                                                -----------       ---------

                                                                                $50,080,544       57,291,290
                                                                                ===========       ==========

-----------
*SunTrust Bank, Trustee, and Mohawk Industries, Inc. are parties-in-interest to the Plan.

(1) Loans are consummated at a fixed rate (then current prime rate plus 1%) for terms up to four years or 20 years for a residence.

                                                                     Schedule 2


                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

               Item 27d - Schedule of Reportable Transactions (A)

                          Year ended December 31, 1996


                                                                                  Expenses                   Current value
                                                                                  incurred         Cost        of asset on    Net
                                                        Purchase      Selling        with           of         transaction   gain
                          Description                     price        price      transaction      asset          date       (loss)
                          -----------                  ----------    ---------    -----------    ---------   --------------  ------

Commonwealth Life Guaranteed Investment Contract       $  214,498         N/A         -            214,498         214,498       -
Commonwealth Life Guaranteed Investment Contract             N/A     4,486,191        -          4,486,191       4,486,191       -

CNA Insurance Guaranteed Investment Contract            5,293,496         N/A         -          5,293,496       5,293,496       -
CNA Insurance Guaranteed Investment Contract                 N/A       440,784        -            440,784         440,784       -

SunTrust Retirement Reserve Fund                        6,821,682         N/A         -          6,821,682       6,821,682       -
SunTrust Retirement Reserve Fund                               -     6,633,703        -          6,633,703       6,633,703       -

SunTrust Corporate Equity Fund*                         3,580,146         N/A         -          3,580,146       3,580,146       -
SunTrust Corporate Equity Fund*                              N/A       200,104        -            141,502         200,014   58,512

SunTrust Money Market Funds, Trustee*                   8,530,949         N/A         -          8,530,949       8,530,949       -
SunTrust Money Market Funds, Trustee*                        N/A     8,557,130        -          8,557,130       8,557,130       -


---------------
*SunTrust Bank is a party-in-interest to the Plan.

(A) Represents transactions or a series of transactions in securities of the same issue or with the same person in excess of 5% of the current value of the Plan's assets as of the beginning of the year.